Exhibit 99.1

GENCOR RELEASES THIRD QUARTER FISCAL 2023 RESULTS

August 9, 2023 (PRIME NEWSWIRE)—Gencor Industries, Inc. (the “Company” or “Gencor”) (NYSE American: GENC) announced today net revenues of $27,877,000 for the quarter ended June 30, 2023 compared to $29,647,000 for the quarter ended June 30, 2022. Gross margins for the quarter ended June 30, 2023 were 26.9% compared with 19.2% for the quarter ended June 30, 2022 on increased efficiency, absorption, and favorable price realization.

Product engineering and development expenses decreased by $106,000 to $845,000 for the quarter ended June 30, 2023, as compared to $951,000 for the quarter ended June 30, 2022 due primarily to reduced headcount and improved efficiency. Selling, general and administrative (“SG&A”) expenses increased by $637,000 to $3,214,000 for the quarter ended June 30, 2023, compared to $2,577,000 for the quarter ended June 30, 2022. The increase in SG&A expenses was primarily due to trade show expenses.

Operating income increased from $2,151,000 for the quarter ended June 30, 2022 to $3,453,000 for the quarter ended June 30, 2023, due to improved gross profit margins partially offset by increased operating expenses.

For the quarter ended June 30, 2023, the Company had net other income of $719,000 compared to net other expense of $(3,390,000) for the quarter ended June 30, 2022. Interest and dividend income, net of fees, was $673,000 for the quarter ended June 30, 2023 as compared to $304,000 in the quarter ended June 30, 2022. Interest income for the quarter ended June 30, 2023 as compared to the prior year increased due to higher rates earned on fixed income investments coupled with the Company reallocating its holdings in equities to fixed income in January 2023. The net realized and unrealized gains on marketable securities were $46,000 for the quarter ended June 30, 2023 versus net realized and unrealized losses of $(3,693,000) for the quarter ended June 30, 2022. The fiscal 2022 investment losses were reflective of higher interest rates, inflation, market volatility and tightening of the Federal Reserve’s monetary policy.

The effective income tax rate for the quarter ended June 30, 2023 was an expense of 23.0% versus a benefit of 18.1% for the quarter ended June 30, 2022, based on the expected annual effective income tax rate.

Net income for the quarter ended June 30, 2023 was $3,212,000, or $0.22 per basic and diluted share, versus a net loss of $(1,015,000), or $(0.07) per basic and diluted share, for the quarter ended June 30, 2022.

For the nine months ended June 30, 2023 the Company had net revenues of $84,204,000 and net income of $11,561,000 ($0.79 per basic and diluted share) versus net revenues of $80,407,000 and a net loss of $(850,000) ($(0.06) per basic and diluted share) for the nine months ended June 30, 2022.

At June 30, 2023, the Company had $94,619,000 of cash and marketable securities compared to $98,881,000 at September 30, 2022. Net working capital was $163,209,000 at June 30, 2023. The Company had no short-term or long-term debt outstanding at June 30, 2023.

The Company’s backlog was $27.9 million at June 30, 2023 compared to $40.2 million at June 30, 2022.

Marc Elliott, Gencor’s President, commented, “Third quarter activity levels were very solid compared to the third quarter of fiscal 2022, and we achieved another quarter of strong operating margins of nearly 27%. Our profit enhancement was the result of a continuation of an improved materials environment, solid execution in manufacturing, and continued effective cost management efforts.

The Infrastructure Investment and Jobs Act continues to bear fruit for our industry along with the numerous states that have increased their infrastructure spending. We anticipate that equipment orders will follow the historic seasonal patterns for the upcoming fall and winter months as supply-chain issues and lead times improve. We are well-poised for an influx of new activity ahead, and remain optimistic about the growth of our business and our mission of delivering high-quality products to our customers.”

Gencor Industries, Inc. is a diversified heavy machinery manufacturer for the production of highway construction materials and equipment and environmental control machinery and equipment used in a variety of applications.

GENCOR INDUSTRIES, INC.

Condensed Consolidated Statements of Operations

(Unaudited)

	For the Quarters Ended June 30,		For the Nine Months Ended June 30,
	2023	2022	2023	2022
Net revenue	$27,877,000	$29,647,000	$84,204,000	$80,407,000
Cost of goods sold	20,365,000	23,968,000	61,780,000	64,831,000

Gross profit	7,512,000	5,679,000	22,424,000	15,576,000
Operating expenses:
Product engineering and development	845,000	951,000	2,616,000	3,219,000
Selling, general and administrative	3,214,000	2,577,000	9,075,000	9,340,000

Total operating expenses	4,059,000	3,528,000	11,691,000	12,559,000

Operating income	3,453,000	2,151,000	10,733,000	3,017,000
Other income (expense), net:
Interest and dividend income, net of fees	673,000	304,000	1,731,000	877,000
Net realized and unrealized gains (losses) on marketable securities, net	46,000	(3,693,000)	2,700,000	(4,758,000)
Other	—	(1,000)		(139,000)

Total other income (expense), net	719,000	(3,390,000)	4,431,000	(4,020,000)

Income (loss) before income tax expense (benefit)	4,172,000	(1,239,000)	15,164,000	(1,003,000)
Income tax expense (benefit)	960,000	(224,000)	3,603,000	(153,000)

Net income (loss)	$3,212,000	$(1,015,000)	$11,561,000	$(850,000)

Basic and diluted income (loss) per common share	$0.22	$(0.07)	$0.79	$(0.06)

GENCOR INDUSTRIES, INC.

Condensed Consolidated Balance Sheets

(Unaudited)

	June 30, 2023	September 30, 2022
ASSETS
Current assets:
Cash and cash equivalents	$6,206,000	$9,581,000
Marketable securities at fair value (cost of $89,502,000 at June 30, 2023 and $94,879,000 at September 30, 2022)	88,413,000	89,300,000
Accounts receivable, less allowance for doubtful accounts of $598,000 at June 30, 2023 and $370,000 at September 30, 2022	3,477,000	2,996,000
Costs and estimated earnings in excess of billings	6,913,000	2,118,000
Inventories, net	66,791,000	55,815,000
Prepaid expenses and other current assets	2,995,000	2,669,000

Total current assets	174,795,000	162,479,000

Property and equipment, net	12,969,000	13,491,000
Deferred and other income taxes	1,872,000	2,893,000
Other long-term assets	488,000	450,000

Total Assets	$190,124,000	$179,313,000

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,400,000	$4,251,000
Customer deposits	5,834,000	5,864,000
Accrued expenses	1,976,000	1,885,000
Current operating lease liabilities	376,000	390,000

Total current liabilities	11,586,000	12,390,000
Non-current operating lease liabilities	60,000	6,000

Total liabilities	11,646,000	12,396,000

Commitments and contingencies
Shareholders’ equity:
Preferred stock, par value $.10 per share; 300,000 shares authorized; none issued	—	—
Common stock, par value $.10 per share; 15,000,000 shares authorized; 12,338,845 shares issued and outstanding at June 30, 2023 and September 30, 2022	1,234,000	1,234,000
Class B Stock, par value $.10 per share; 6,000,000 shares authorized; 2,318,857 shares issued and outstanding at June 30, 2023 and September 30, 2022	232,000	232,000
Capital in excess of par value	12,590,000	12,590,000
Retained earnings	164,422,000	152,861,000

Total shareholders’ equity	178,478,000	166,917,000

Total Liabilities and Shareholders’ Equity	$190,124,000	$179,313,000

Caution Concerning Forward Looking Statements—This press release and our other communications and statements may contain certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including statements about the Company’s beliefs, plans, objectives, goals, expectations, estimates, projections and intentions. These statements are subject to significant risks and uncertainties and are subject to change based on various factors, many of which are beyond the Company’s control. Actual results may differ materially depending on a variety of important factors, including the financial condition of the Company’s customers, central bank interest rate increases and inflation, changes in the economic and competitive environments, demand for the Company’s products, the duration and scope of the coronavirus (“COVID-19”) pandemic, actions government entities and businesses take in response to the COVID-19 pandemic, including mandatory business closures, the impact of the pandemic and actions taken on regional economies, and the pace of recovery when the COVID-19 pandemic subsides. In addition, on February 24, 2022, Russian forces invaded Ukraine. The impact to Ukraine as well as actions taken by other countries, including new and stricter sanctions imposed by the U.S. and other countries and companies against officials, individuals, regions, and industries in Russia, and actions taken by Russia and certain other countries in response to such sanctions, could result in a disruption in our supply chain and higher costs of our products. The words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “target,” “goal,” and similar expressions are intended to identify forward-looking statements.

For information concerning these factors and related matters, see the following sections of the Company’s Annual Report on Form 10-K for the year ended September 30, 2022: (a) Part I, Item 1A, “Risk Factors” and (b) Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. However, other factors besides those referenced could adversely affect the Company’s results, and you should not consider any such list of factors to be a complete set of all potential risks or uncertainties. Any forward-looking statements made by the Company herein speak as of the date of this press release. The Company does not undertake to update any forward-looking statements, except as required by law.

Unless the context otherwise indicates, all references in this press release to the “Company,” “Gencor,” “we,” “us,” or “our,” or similar words are to Gencor Industries, Inc. and its subsidiaries.

Contact: Eric Mellen, Chief Financial Officer

407-290-6000